UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2012

Vantiv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35462	26-4532998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8500 Governor’s Hill Drive, Symmes Township, Ohio	45249
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (513) 900-5250

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                   Entry into a Material Definitive Agreement.

On March 27, 2012, Vantiv, LLC (the “Borrower”), an indirect subsidiary of Vantiv, Inc. (the “Company”), entered into the Loan Agreement, dated March 27, 2012 (the “Loan Agreement”), among the Borrower, various lenders from time to time party thereto, Fifth Third Bank, as Syndication Agent, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Morgan Stanley MUFG Loan Partners, LLC, as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

The Loan Agreement provides a senior secured credit facility (the “Senior Secured Credit Facility”) comprised of $1.0 billion in term A loans maturing in 2017, $250.0 million in term B loans maturing in 2019 and a $250.0 million revolving credit facility maturing in 2017. The revolving credit facility includes a $75.0 million swing line facility and a $40.0 million letter of credit facility. The term A loans amortize on a basis of 1.25% during each of the first eight quarters following the closing date, 1.875% during each of the second eight quarters and 2.5% during each of the final three quarters with a balloon payment due at maturity. The term B loans amortize on a basis of 1.0% per year. The Senior Secured Credit Facility also permits, subject to certain terms and conditions, the incurrence of up to $350.0 million of additional debt, plus an unlimited amount of additional debt so long as the Borrower’s first lien leverage ratio does not exceed the level in existence as of the closing date, in each case, pursuant to one or more incremental facilities under the Borrower’s Senior Secured Credit Facility.

The obligations under the Senior Secured Credit Facility are unconditional and are guaranteed by Vantiv Holding, LLC, a wholly owned subsidiary of the Company (“Vantiv Holding”), and certain of the Borrower’s existing and subsequently acquired or organized domestic subsidiaries. The Senior Secured Credit Facility and related guarantees are secured on a first-priority basis (subject to liens permitted under the Loan Agreement) in substantially all the capital stock (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries) and personal property of the Borrower and any obligors as well as any real property in excess of $5 million in the aggregate held by the Borrower or any obligors (other than Vantiv Holding), subject to certain exceptions.

Proceeds received by the Company from loans made under the Loan Agreement were used to repay the Company’s previous senior secured credit facilities consisting of term B-1 loans, term B-2 loans and a revolving credit facility, which were scheduled to mature in November 2016, November 2017 and November 2015, respectively.

Interest Rate. Borrowings under the term B loans will bear interest at a rate equal to, at the Borrower’s option: (i) LIBOR plus 275 basis points (with a floor of 100 basis points) or (ii) a base rate plus 175 basis points. Borrowings under the new term A loans and new revolving credit facility will accrue interest at rate equal to, at the Borrower’s option, a base rate or LIBOR plus an applicable margin. The applicable margins for the new term A loans and revolving loans are based on the Borrower’s leverage ratio, ranging from 250 to 175 basis points in the case of LIBOR and 150 to 75 basis points in the case of the base rate. Upon the closing of the new Term A loans and new revolving credit facility, and until the Borrower has delivered certain financial statements as required under the new Senior Secured Credit Facility, the applicable margin is 225 basis points in the case of LIBOR and 150 in the case of base rate.

Prepayment. Subject to certain conditions and exceptions, the Borrower will be permitted to make voluntary prepayments on the term B loans upon the payment of a premium equal to 1.0% of the term B loans prepaid to the extent such loans are prepaid before the first anniversary of the closing date with the proceeds of the incurrence of debt bearing a lower interest cost or weighted average yield than the debt repaid, and otherwise may prepay the loans under the Senior Secured Credit Facility at any time without premium or penalty.

Representations; Covenants; Events of Default

The Loan Agreement contains various customary representations and warranties by the Borrower, which include customary use of materiality, material adverse effect and knowledge qualifiers.

The Loan Agreement requires the Borrower to maintain a maximum leverage ratio (based upon the ratio of total funded debt of the Borrower and its restricted subsidiaries, taken as a whole, to consolidated EBITDA, as defined in the Loan Agreement) and a minimum interest coverage ratio (based upon the ratio of consolidated EBITDA to Interest Expense, as defined in the Loan Agreement), which are tested quarterly based on the last four fiscal quarters of the Borrower. The required financial ratios become more restrictive over time, with the specific ratios required by period set forth in the following table:

From and Including	To and Including	Leverage Ratio	Interest Coverage Ratio
April 1, 2012	September 30, 2013	4.25 to 1.00	3.25 to 1.00
October 2, 2013	September 30, 2014	4.00 to 1.00	3.50 to 1.00
October 1, 2014	All times thereafter	3.75 to 1.00	3.75 to 1.00

Additionally, the Loan Agreement contains a number of affirmative and restrictive covenants, including limitations on the incurrence of additional debt, liens on property, acquisitions and investments, loans and guarantees, mergers, consolidations, liquidations and dissolutions, asset sales, dividends and other payments in respect of our capital stock, prepayments of certain debt, transactions with affiliates, modifications of the Borrower’s organizational documents and certain of the Borrower’s subsidiaries and restrictions on the activities of Vantiv Holding. The Loan Agreement also contains customary events of default (including a change of control).

The summary set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 to be filed in due course.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Directors

On March 21, 2012, the Board of Directors of the Company expanded from a one member board, consisting of Charles D. Drucker, the Company’s president and chief executive officer, to an eleven member board, by electing Jeffrey Stiefler, Lee Adrean, Greg Carmichael, Gary Lauer, John Maldonado, David Mussafer, Christopher Pike, Pamela H. Patsley, Paul Reynolds and Thomas Ryan to the Board of Directors of the Company. Messrs. Adrean, Lauer, Maldonado, Reynolds and Stiefler serve on the Company’s Audit Committee, with Mr. Adrean serving as Chairperson. Messrs. Carmichael, Mussafer, Ryan and Stiefler serve on the Company’s Compensation Committee, with Mr. Ryan serving as Chairperson. Messrs. Adrean, Lauer, Pike and Reynolds serve on the Company’s Nominating and Corporate Governance Committee, with Mr. Lauer serving as Chairperson.

The Class I directors, whose terms will expire at the first annual meeting of the Company’s stockholders, are Messrs. Adrean, Lauer and Ryan and Ms. Patsley. The Class II directors, whose terms will expire at the second annual meeting of the Company’s stockholders, are Messrs. Maldonado, Pike and Reynolds. The Class III directors, whose terms will expire at the third annual meeting of the Company’s stockholders, are Messrs. Carmichael, Drucker, Mussafer and Stiefler.

Each director (other than Mr. Drucker) will receive an annual cash retainer of $80,000, paid quarterly in arrears, and an annual equity grant of $120,000 of restricted stock units, with an incremental fee of $1,000 for each meeting attended beyond 10 board of director meetings per year or 20 committee meetings per year, and reimbursement of travel expenses, to the extent applicable. In lieu of the annual cash retainer of $80,000 and the annual grant of $120,000 of restricted stock units, Mr. Stiefler, the chairman of the board of directors, will receive an annual cash retainer of $120,000 and an annual equity grant of $180,000 in restricted stock units. Mr. Adrean, as Chairperson of the Company’s Audit Committee, will be paid an additional annual retainer of $20,000. Mr. Lauer, as Chairperson of the Company’s Nominating and Corporate Governance Committee, will be paid an additional annual retainer of $12,500. Mr. Ryan, as Chairperson of the Company’s Compensation Committee, will be paid an additional annual retainer of $15,000. Each director will have the option to elect to receive his or her cash retainer in equity grants of restricted stock units. On March, 21, 2012, in connection with their election to the board of directors, each director (other than Mr. Drucker) received his or her annual equity grant of restricted stock units. As a result, each director (other than Messrs. Drucker and Stiefler) received a grant of 7,058 restricted stock units. Mr. Stiefler received a grant of 10,588 restricted stock units. These restricted stock units will vest on the earlier of one year from the date of the grant or the next annual stockholder meeting and will be settled in shares of Class A common stock following the termination of the director’s service.

There are (1) no arrangements or understandings between Messrs. Adrean, Lauer, Ryan or Stiefler or Ms. Patsley and any other person pursuant to which Messrs. Adrean, Lauer, Ryan and Stiefler and Ms. Patsley were elected to the Board of Directors, and (2) no transactions between Messrs. Adrean, Lauer or Ryan and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Messrs. Carmichael and Reynolds are currently employed by Fifth Third Bancorp, one of the Company’s stockholders, and serve on our Board of Directors pursuant to our Amended and Restated Certificate of Incorporation, which grants the right to Fifth Third Bank and its subsidiary, FTPS Partners, LLC to elect a number of the Company’s directors equal to the percentage of the voting power of all of the Company’s outstanding common stock represented by the Class B common stock held by the Fifth Third investors but not exceeding 18.5% of the board of directors.

Messrs. Maldonado, Mussafer and Pike are currently employed by Advent International Corporation, one of the Company’s stockholders.

The Company disclosed the information required by Item 404(a) of Regulation S-K regarding its relationships with (i) Advent International Corporation and funds managed by Advent, (ii) Fifth Third Bancorp and Fifth Third Bank and (iii) Ms. Patsley in its prospectus (the “Prospectus”), dated March 21, 2012, filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act, as amended. Such information is included in Exhibit 99.1 hereto and is incorporated herein by reference.

Item 8.01                                             Other Events.

On March 21, 2012, the Company announced that its initial public offering of 29,412,000 shares of its Class A common stock was priced at $17.00 per share. On March 27, 2012, the Company announced that it had closed its initial public offering and that the underwriters exercised their option to purchase an additional 4,411,800 shares of Class A Common Stock from the Company and the selling stockholders at the initial public offering price. The Company will not receive any of the proceeds from the sale of shares by the selling stockholders. The Company will use the net proceeds from the sale of shares to be sold by it as set forth in the prospectus for the offering. A copy of the press releases are attached hereto as Exhibit 99.2 and Exhibit 99.3, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Excerpt from Prospectus dated March 21, 2012.
99.2	Press Release issued on March 21, 2012 by Vantiv, Inc.
99.3	Press Release issued on March 27, 2012 by Vantiv, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTIV, INC.

By:	/s/ Nelson F. Greene
Name:	Nelson F. Greene
Title:	Chief Legal Officer and Secretary

Date: March 27, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	Excerpt from Prospectus dated March 21, 2012.
99.2	Press Release issued on March 21, 2012 by Vantiv, Inc.
99.3	Press Release issued on March 27, 2012 by Vantiv, Inc.